Exhibit 99.1

MARRIOTT INTERNATIONAL, INC.

Historical Fee Revenue

The table below presents detail regarding fee revenue (base management, incentive management and franchise fees) for Marriott International, Inc.

($ in millions)

Fiscal Year	Fee Revenue As Reported	Component of Fee Revenue from North America	Component of Fee Revenue from Outside North America
2000	$ 907	$ 779	$ 128
2001	794	664	130
2002	773	626	147
2003	742	592	150
2004	873	682	191
2005	1,027	809	218

Exhibit 99.1